Exhibit 99.1

For Immediate Release

PostRock Provides Operational Update

OKLAHOMA CITY – July 11, 2013 – PostRock Energy Corporation (NASDAQ: PSTR) today provided an update on its operations. During the second quarter, the Company spent approximately $11.9 million on development projects, primarily targeting oil development and infrastructure. The Company’s debt at June 30 totaled $77.5 million. Oil sales during the quarter averaged slightly more than 540 Bbls a day, a 50% increase from first quarter levels and more than double the prior year period. Gas sales during the period declined 11.7% from the prior year period, to an average of 39.9 MMcf per day, as the Company has not made material expenditures on gas development projects in the last 21 months. The gas decline rate is expected to moderate as the Company’s wells move down their decline curve and the fuel savings and increased reliability to be realized from the compression project materialize.

Based on PostRock’s realized oil to gas price equivalency ratio of 23:1, the Company’s production in the second quarter increased more than 5% from the first quarter and it rose more than 2% from the prior year period. This marked the first quarter over prior year quarter increase in more than four years. At June 30, approximately 25% of the Company’s production was oil based on the above price equivalency ratio.

During the quarter, 58 new wells and 19 recompletions, all focused on oil, were placed on production in the Cherokee Basin. Based on current prices and costs, the estimated average lease level IRR on these projects is believed to exceed 40%. During the second half of the year, an additional 80 oil wells are forecasted to be drilled. In addition, the Company will continue to focus on building out the infrastructure required to efficiently handle its rising oil production.

By June 30, the Company’s acreage position in central Oklahoma was approaching 10,000 net acres, up from 1,500 at the end of last year. During the second quarter, three recompletions in the area were placed on production. While the projects are modest in size, in aggregate they are currently contributing roughly 47 Bbls a day of incremental net production. The estimated IRR on these projects is believed to exceed 100%. A drilling program that includes two vertical wells targeting the Hunton, Wilcox and Woodford and other zones, as well as an initial Hunton horizontal well, will begin later this month. Depending on results, as many as five additional horizontal wells and two additional vertical wells may be drilled in central Oklahoma before year-end.

Although gas prices have risen significantly in the last 12 months, returns on the Company’s sizeable inventory of gas development projects are not yet competitive with its oil projects. Consequently, reconfiguring compression and cost controls continue to be the focus in the gas area. By June 30, approximately 45% of the Company’s Cherokee Basin compression fleet had been replaced, resulting in fuel savings of approximately 750 Mcf per day. Once the reconfiguration is complete, which should be achieved in early 2014, fuel use is expected to have been reduced by 2.5 MMcf per day (representing $3 million of annual net revenue at current gas prices) and annual compressor rental costs will have been cut $3.2 million.

Commenting, Terry W. Carter, the Company’s President and CEO, said, “Our Cherokee Basin oil projects continue to do very well and our infrastructure is steadily catching up. While drilling in central Oklahoma has taken longer to initiate than we would have liked, we are pleased to finally be getting underway. Our Cherokee Basin oil projects, the reconfiguration of our gas compressors and our soon to commence central Oklahoma drilling have the potential to materially increase the value of the Company. We look forward to keeping you informed of our progress in the months ahead.”

PostRock Energy Corporation is engaged in the acquisition, exploration, development and production of oil and natural gas, primarily in the Cherokee Basin of Kansas and Oklahoma. The Company owns and operates over 3,000 wells and nearly 2,200 miles of gas gathering lines in the Basin. It also owns and operates oil producing properties in central Oklahoma and minor oil and gas producing properties in the Appalachian Basin.

Forward-Looking Statements

Opinions, forecasts, projections or statements, other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results may differ materially due to a variety of factors, some of which may not be foreseen by PostRock. These risks and other risks are detailed in the Company’s filings with the Securities and Exchange Commission, including risk factors listed in the Company’s Annual Report on Form 10-K and other filings with the SEC. The Company’s filings with the SEC may be found at www.pstr.com or www.sec.gov. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Company Contact:

David J. Klvac

Chief Financial Officer

dklvac@pstr.com

(405) 815-4304